Exhibit 99.1

Innovative Industrial Properties Announces Closing of $45 Million in Secured Term Loans

SAN DIEGO, CA – May 20, 2026 – Innovative Industrial Properties, Inc. (IIP) (NYSE: IIPR) announced today it has closed on four secured term loans totaling $44.9 million in gross proceeds (the “Loans”). The Loans have an initial term of five years, bear interest at a fixed rate of 6.67% and are secured by certain properties of the Company. The proceeds from the Loans are expected to be used to pay off the Company’s unsecured notes that are maturing at the end of this month.

“This financing reflects our continued commitment to maintaining a strong and flexible balance sheet. By extending our debt maturity profile and securing attractively priced capital through a new lending relationship, we believe we are well positioned to support our long-term growth strategy and create value for our shareholders,” said Alan Gold, Executive Chairman of IIP.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a real estate investment trust (REIT) focused on the acquisition, ownership and management of specialized industrial properties and life science real estate. Additional information is available at www.innovativeindustrialproperties.com.

Company Contact:

David Smith

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332